RAIT Financial Trust Prices a $219.4 Million Non-Recourse, Floating-Rate CMBS Transaction

PHILADELPHIA, PA — October 27, 2014 — RAIT Financial Trust (NYSE: RAS) (“RAIT”) announced today the pricing of a non-recourse, floating-rate CMBS transaction collateralized by floating rate commercial real estate first lien mortgage loans and senior participation interests in such loans, all of which were originated by subsidiaries of RAIT totaling approximately $219.4 million. The transaction involves the issuance and sale by a RAIT subsidiary of investment grade notes totaling approximately $181.3 million with a weighted average cost of LIBOR plus 1.75%, which provides an advance rate to the RAIT subsidiary of approximately 82.6%. RAIT affiliates will retain all of the issuer’s below investment grade and un-rated subordinated interests totaling approximately $38.1 million. RAIT expects the transaction to close on October 29, 2014, subject to customary closing conditions. RAIT is entering into the transaction to obtain non-recourse, matched-term financing for the loans and participations serving as collateral. RAIT expects to earn a double-digit yield on its retained interest in the affiliated issuing entity, inclusive of fees less transaction expenses, assuming all of the underlying loans and participations are repaid at their stated maturity and not prepaid, in default or sold. UBS Securities LLC and Citigroup Global Markets Inc. acted as co-lead and joint book-running managers.

The bonds were offered inside the United States to (1) qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and (2) to other institutional investors that are accredited investors within the meaning of rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The bonds have not been registered under the Securities Act or applicable state or foreign securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the bonds.

About RAIT Financial Trust
RAIT Financial Trust is an internally-managed real estate investment trust that provides debt financing options to owners of commercial real estate and invests directly into commercial real estate properties located throughout the United States. In addition, RAIT is an asset and property manager of real estate-related assets. For more information, please visit www.rait.com or call Investor Relations at 215.243.9000.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000
aviroslav@rait.com